Exhibit 99.1

McClatchy Reports First Quarter 2018 Results

- Digital advertising revenues exceed print newspaper advertising revenues

- Digital-only subscribers up 32.8%; average monthly unique visitors up 13.1% from prior year

- Collaborates on Subscribe with Google initiative to expand digital subscription audience

- Debt reduced by $95 million to $710 million; first lien debt now at $345 million

- Announces agreement to issue new subordinated debt, which extends debt maturities

SACRAMENTO, Calif., April 27, 2018 /PRNewswire/ -- McClatchy (NYSE American-MNI) reported a milestone in its digital transformation as total digital advertising revenues exceeded print newspaper advertising revenues for the first time in the first quarter of 2018.

The company reported a net loss in the first quarter of 2018 of $38.9 million, or $5.04 per share, narrowed from a net loss of $95.6 million, or $12.60 per share in the first quarter of 2017. Additionally, the company reported an adjusted net loss, which excludes severance, unique tax items, and certain other items, in the first quarter of 2018 of $20.3 million, compared to adjusted net loss of $14.5 million in the first quarter of 2017.

"The quarter just ended reflects a significant crossover point in the trajectory of our digital transformation," said Craig Forman, president and CEO of McClatchy. "Despite strong industry headwinds, we are making progress in our strategy to drive digital growth." The company reported a 33 percent increase in digital subscriptions and growth of 13 percent in average monthly unique visitors to its news sites in the first quarter compared to the same quarter last year.

Another digital milestone was a collaboration with Google for a new subscription platform, Subscribe with Google. "As an early development partner and the sole local news publisher who collaborated with Google in the early design stages, we're excited to see the impact of this experiment on the growth of our digital subscriptions starting in the current quarter," said Forman. "This initiative by Google reflects a growing sentiment that is gaining wider recognition -- local journalism plays a vital role in the lives of individuals, in our communities and strengthens our democracy."

Continuing on the topic of digital subscriptions, Forman added, "We've been successful in our efforts to transition casual readers to a digital subscription; our digital subscribers reached 112,200 by the end of the first quarter."

Separately, McClatchy announced that it has entered into an agreement that provides for approximately $418.5 million of second lien and Tranche B loans with one of its existing bond investors. Expected proceeds of approximately $250.0 million from the second lien loan will be used to repay a portion of the company's unsecured debentures due in 2027 and 2029 held by the investor and to reduce the company's 9.0% Senior Secured Notes due in 2022 by approximately $50 million. The agreement also provides for $168.5 million of a Tranche B loan from the investor, expected proceeds from which will be used to repay a portion of unsecured debentures due in 2029 held by the investor. The transaction with the investor is contingent upon the satisfaction of certain conditions, including the refinancing of the remainder of the company's 9.0% Senior Secured Notes due in 2022. The refinancing of the 9.0% Senior Secured Notes due 2022 will be subject to market and other conditions, and McClatchy cannot guarantee that it will be able to refinance the notes on terms acceptable to the company or at all.

The second lien loan would bear interest at a rate of 7.372% per annum, would mature in mid 2030 and would be subordinated to new first lien debt expected to be issued in connection with the refinancing of the company's 9.0% Senior Secured Notes due in 2022. The new Tranche B loan would bear an interest rate of 6.875%, would be subordinated to both the second lien loan and first lien debt expected to be issued in the aforementioned refinancing and is expected to mature in mid 2031.

Elaine Lintecum, CFO of McClatchy said, "In the first quarter we reduced first lien debt by $95 million, to $345 million. Our first lien debt is now less than half of our total debt of $710 million, and our first-lien leverage ratio is now 2.13 times adjusted EBITDA and our total leverage ratio is 4.42 times adjusted EBITDA (as defined in our credit agreement). We believe the agreement to issue the new loans, which is subject to a refinancing of our 2022 notes, is a win-win for bond investors and equity investors by providing an infusion of new cash to reduce our first-lien debt."

First Quarter Results

Total revenues in the first quarter of 2018 were $198.9 million, down 10.1% compared to the first quarter of 2017. Headwinds that impacted advertising included continued declines in print advertising and difficulties faced in retail advertising.

Total advertising revenues were $99.9 million, down 16.7% in the first quarter of 2018 compared to the first quarter of 2017. Digital-only advertising revenues grew 21.6% and total digital advertising revenues were up 7.6% over the same period in 2017.

Direct marketing advertising revenues declined 21.9% in the first quarter compared to the same period last year. Direct marketing was primarily impacted by the headwinds faced by our retail customers.

Audience revenues were $86.3 million, down 5.6% in the first quarter compared to the same period in 2017. Digital-only subscribers ended the quarter at 112,200, representing an increase of 32.8% from the first quarter of 2017. Digital-only audience revenues associated with digital subscriptions were up 16.6% for the same period. Total digital audience revenues, which are impacted by print home delivery trends, were up 2.6% compared to the same period last year.

Average total unique visitors to the company's online products were 78.2 million, an increase of 13.1% in the first quarter of 2018 compared to the same quarter last year.

Revenues exclusive of print newspaper advertising accounted for an estimated 80.6% of total revenues in the first quarter of 2018, an increase from 74.4% in the first quarter of 2017.

Results in the first quarter of 2018 included the following items:

  A non-cash charge of $14.3 million to increase a valuation allowance on the company's deferred tax assets;
  Gains on real estate transactions net of charges associated with relocations of certain operations resulting in a net gain of $2.6 million ($2.1 million after-tax);
  Losses on extinguishment of debt of $5.3 million ($4.1 million after-tax);
  Severance charges totaling $2.7 million ($2.0 million after-tax); and
  Costs related to co-sourcing information technology operations, reorganizing operations, and trust related litigation totaling $0.4 million ($0.3 million after-tax).

Adjusted net loss, which excludes the items above, was $20.3 million. Adjusted EBITDA was $17.4 million, down 24.5% compared to the first quarter last year. Operating expenses were down 10.6% while adjusted operating expenses, which exclude non-cash and certain other charges, were down 8.4% compared to the same quarter last year. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

Other First Quarter Business and Recent Highlights

Sales Transactions:
In the first quarter, we completed the sale of two small real properties for combined gross proceeds of $3.9 million. The proceeds will be reinvested into the business.

As announced on April 24, 2018, the company completed the sale and leaseback of its real property in Columbia, SC, home to The State and its related online products. Immediately after the closing of the sale the company entered into a 15-year lease with the new owners with initial annual lease payment of approximately $1.6 million. After-tax proceeds on the sale are estimated to be approximately $13 million. The company has offered the after-tax proceeds from the sale to bondholders of its 9.0% Senior Secured Notes at par.

On January 25, 2018, the company called $75.0 million of its 9.0% Senior Secured Notes at the call price of 104.5% of par. On February 27, 2018, the company purchased $20 million of its 9.0% Senior Secured Notes in privately negotiated transactions.

Total principal amount of the Company's debt at the end of the first quarter 2018 was $710.0 million. The company finished the quarter with $20.0 million in cash, resulting in net debt of $690.0 million. As of the end of the quarter the 9.0% Senior Secured Notes remaining were $344.6 million and the company had outstanding approximately $365.4 million aggregate principal amount of unsecured debentures due in 2027 and 2029. In addition, the company has a $65 million revolving line of credit available for liquidity, under which no loans were outstanding at the end of the first quarter of 2018.

The leverage ratio at the end of the first quarter under the company's credit agreement was 4.42 times cash flow (as defined) compared to a maximum leverage covenant of 6.0 times cash flow.

Outlook

Forman said, "The first quarter of any given year is not typically our strongest quarter, or the trend-setting quarter. This rule was no different for the first quarter of 2018 and we expect to improve upon our operating cash flow trends in the coming quarters as we look toward stabilizing our adjusted EBITDA over time. We are laser focused on investing in our digital transformation, including data that will allow us to know our customers better, providing products that delight them, and bending the revenue curve in the right direction over time. We have already demonstrated through the first quarter results that we have reached the crossover point for total digital advertising revenues and are nearing the quarter in which our digital-only advertising revenues exceed revenues from print newspaper advertising.

"Again, while this digital-only crossover point reflects our expectation of continued declines in print advertising, we also expect to continue to post strong digital revenue growth throughout the year as we increase our digital product offerings and opportunities. It is our focus on new subscriber and advertising products and go-to-market strategies that will be the headline of our digital transformation story throughout 2018."

Print newspaper advertising revenues, while important to the business, remain volatile, and are expected to decline. Thus print revenues are expected to become a smaller percent of total revenues, becoming second to digital advertising throughout 2018. Digital subscribers are expected to grow at the same pace as the first quarter growth rate, if not faster, for the remainder of 2018. The growth in digital subscribers is expected to largely offset continuing declines in print circulation, resulting in low single-digit revenue declines.

Management plans to reduce GAAP and adjusted operating expenses and will monitor costs for the remainder of the year to achieve expense performance in line with revenue performance, despite additional investments being made in news and sales infrastructures.

Proceeds from real estate sales will be used, along with cash from operations, to de-lever the company through debt reductions and to further invest in the business.

The company's consolidated statistical report, which summarizes revenue performance for the first quarter, is attached.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any notes or other debt, nor shall there be any sale of notes or other debt in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Non-GAAP Operating Performance Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income (loss) in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income (loss) is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain (loss) on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 2.1% to 10.0%. Adjusted operating expenses is defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (866-807-9684, please request to be connected to the McClatchy first quarter earnings call) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts and the repurchase of outstanding notes, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; including sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; the Company may not be able to successfully refinance its 9.0% Senior Secured Notes due 2022; the company may not be able to consummate the debt refinancing transaction with the investor; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2017, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarters Ended
	April 1,	March 26,
	2018	2017
REVENUES - NET:
Advertising	$ 99,887	$ 119,889
Audience	86,278	91,416
Other	12,693	9,907
	198,858	221,212
OPERATING EXPENSES:
Compensation	79,212	91,408
Newsprint, supplements and printing expenses	13,659	17,845
Depreciation and amortization	19,233	19,804
Other operating expenses	89,649	94,717
Other asset write-downs	59	1,957
	201,812	225,731

OPERATING LOSS	(2,954)	(4,519)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(18,896)	(20,454)
Interest income	137	153
Equity income (loss) in unconsolidated companies, net	(1,268)	63
Impairments related to equity investments	-	(123,000)
Loss on extinguishment of debt, net	(5,349)	-
Retirement benefit expense	(2,778)	(3,327)
Other - net	39	60
	(28,115)	(146,505)

Loss before income taxes	(31,069)	(151,024)
Income tax provision (benefit)	7,872	(55,449)
NET LOSS	$ (38,941)	$ (95,575)

Net loss per common share:
Basic	$ (5.04)	$ (12.60)
Diluted	$ (5.04)	$ (12.60)

Weighted average number of common shares used
to calculate basic and diluted earnings per share:
Basic	7,721	7,588
Diluted	7,721	7,588

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarters Ended
	April 1,	March 26,
	2018	2017

NET LOSS	$ (38,941)	$ (95,575)

Income tax provision (benefit)	7,872	(55,449)
Interest expense	18,896	20,454
Depreciation and amortization	19,233	19,804

EBITDA	7,060	(110,766)

Severance charges	2,693	3,866
Non-cash stock compensation	740	1,029
Non-cash and non-operating retirement benefit expense	2,778	3,327
Equity (income) loss in unconsolidated companies, net	1,268	(63)
Impairments related to equity investments	-	123,000
Other asset impairment charges	59	1,957
Other operating costs, net (1)	(2,332)	971
Other non-operating, net	5,173	(213)
Adjusted EBITDA	$ 17,439	$ 23,108

Adjusted EBITDA Margin	8.8%	10.4%

(1) Other operating costs, net, includes: Gain and loss on sale of land and relocation charges, net; Technology conversion costs related to co-sourcing a majority of information technology operations; costs associated with reorganizing sales and other operations; trust related litigation, hurricane Irma costs, and net acquisition costs. See the text of the press release for the detailed gross and net of tax contribution of each category.

Reconciliation of Net Loss to Adjusted Net Loss

NET LOSS	$ (38,941)	$ (95,575)

Add back certain items:
Loss on extinguishment of debt, net	5,349	-
Impairment charges related to equity investments	-	123,000
Other asset impairment charges	59	1,957
Severance charges	2,693	3,866
Other operating costs, net	(2,332)	971
Certain discrete tax items	14,251	106
Less: Tax effect of adjustments	(1,421)	(48,812)
Adjusted net loss (2)	$ (20,342)	$ (14,487)

(2) The tax impact of these non-GAAP adjustments in 2018 is calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 2.1% to 10.0%.

In 2017 the tax impact of these non-GAAP adjustments was calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranged from 1.6% to 8.1%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 201,812	$ 225,731
Add back:
Depreciation and amortization	19,233	19,804
Other asset impairment charges	59	1,957
Severance charges and non-cash stock compensation	3,433	4,895
Other operating costs, net	(2,332)	971
Adjusted operating expenses	$ 181,419	$ 198,104

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 1
	Combined			Print			Digital

Revenues - Net:	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Advertising
Retail	$44,330	$56,227	-21.2%	$23,973	$36,008	-33.4%	$20,357	$20,219	0.7%
National	9,757	8,837	10.4%	2,589	3,010	-14.0%	7,168	5,827	23.0%
Classified	27,564	31,428	-12.3%	12,063	17,500	-31.1%	15,501	13,927	11.3%
Direct Marketing	18,184	23,289	-21.9%	18,184	23,289	-21.9%
Other Advertising	52	108	-51.9%	52	108	-51.9%
Total Advertising	$99,887	$119,889	-16.7%	$56,861	$79,915	-28.8%	$43,026	$39,973	7.6%

Memo: Digital-only Advertising							$36,305	$29,852	21.6%

Audience	86,278	91,416	-5.6%	60,838	66,627	-8.7%	25,440	24,789	2.6%
Other	12,693	9,907	28.1%
Total Revenues	$198,858	$221,212	-10.1%

Advertising Statistics for Dailies:
Full Run ROP Linage				2,081.9	2,596.8	-19.8%

Millions of Preprints Distributed				335.5	500.3	-32.9%

Audience:
Daily Average Total Circulation*				1,242.5	1,431.3	-13.2%
Sunday Average Total Circulation*				1,865.6	2,090.7	-10.8%
Average Monthly Unique Visitors							78,170.1	69,144.6	13.1%

Columns may not add due to rounding

*	Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com